UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MarketWatch, Inc.

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Set forth below is the text of an e-mail sent the night of December 6, 2004, by Scot McLernon, Executive Vice President, Sales and Marketing of MarketWatch, Inc. (the “Company”), on behalf of Randy Kilgore, Executive Director of Sales and Marketing for The Wall Street Journal Online, to employees of the Company’s Advertising Sales Division in connection with the public announcement of the merger agreement between the Company and Dow Jones & Company, Inc.

To: All MarketWatch.com Advertising Sales

From: Randy Kilgore

Re: Welcome to the Dow Jones Family

Hello everyone. I want to extend a very warm welcome to you as MarketWatch gets set to join the Dow Jones family. As a 15 year veteran of Dow Jones and The Wall Street Journal I can tell you that this is a terrific environment and you’ll find many talented and interesting people who are chomping at the bit to go to battle with you and for you.

Speaking of battles, it’s been our honor and privilege to have pitched against you. Believe me when I say you’ve often earned our respect and envy. As I’ve watched your success from my seat here at The Wall Street Journal Online, I’ve always seen that as a team you consistently perform at peak levels and you do so with character, class, and integrity. For my money, that’s one of the reasons we’re so excited about this opportunity and why the fit is so good. We too have a talented team of individuals who work hard, earn respect, and win often. The combination will be unbeatable.

The press has generally recognized the shrewdness of this combination, and yet I believe the real impact of our two teams and our two products will be way more powerful than people even realize yet. The properties fit neatly together, one focusing more on business users and the other on investors. At the core of each property is an audience of users with highly sought after demographics. Simply put, we’ll have the best combination of content, audience and size available online or offline. At the risk of repeating myself, this will simply be an unbeatable combination.

So again, we look forward to welcoming you to Dow Jones. We all are eager to receive the necessary shareholder and regulatory approvals so we can close this transaction and begin getting to know you better and realizing the potential we all see so clearly

Best,

Randy

Scot McLernon

EVP, Sales and Marketing

CBS MarketWatch

Additional Information and Where to Find It

MarketWatch filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement in connection with the proposed acquisition of MarketWatch by Dow Jones on

November 26, 2004. MarketWatch further will file a definitive proxy statement with the SEC and mail the same to security holders of MarketWatch in connection with a special meeting of stockholders relating to stockholder approval of the proposed acquisition. Investors and security holders of MarketWatch are urged to read the preliminary proxy statement because it contains, and the definitive proxy statement and other relevant documents when they become available because they will contain, important information about MarketWatch, Dow Jones and the proposed acquisition. Investors and security holders of MarketWatch may obtain free copies of the documents filed with the SEC at the SEC’s website at www.sec.gov, or at MarketWatch’s website at www.cbs.marketwatch.com. In addition, investors and security holders of MarketWatch may obtain free copies of the documents filed with the SEC by writing to 825 Battery Street, San Francisco, CA 94111, Attention: Investors Relations, or by emailing to ayen@marketwatch.com.

MarketWatch and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. A description of the interests in MarketWatch of its directors and executive officers is set forth in MarketWatch’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and in MarketWatch’s proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed acquisition, and a description of their direct and indirect interests in the proposed acquisition, is set forth in the preliminary proxy statement filed with the SEC, and may be amended, as applicable, by the definitive proxy statement when it is filed with the SEC.

Forward Looking Statements

This filing may contain forward-looking statements, including statements regarding the completion of the merger and the benefits and synergies of the merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the merger, MarketWatch’s business could suffer due to market uncertainty relating to the merger, the closing of the merger may not occur or be delayed, or that the benefits and synergies of the merger may not be realized. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in MarketWatch’s periodic filings with the Securities and Exchange Commission, including MarketWatch’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. MarketWatch undertakes no obligation to update the forward-looking statements.